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                                                                    EXHIBIT 99.1



For Immediate Release

                  SYNTHETIC INDUSTRIES, L.P. REPORTS DECISION
                        TO WITHDRAW PLAN OF DISSOLUTION

     CHICKAMAUGA, GA, May 14, 1998 -- Synthetic Industries, L.P. (the "Partnership") today announced that it has withdrawn the Agreement and Plan of Dissolution of the Partnership. The Plan of Dissolution, which was approved by limited partners holding approximately 70% of the limited partner interests in November 1997, would have provided for the orderly distribution to the approximately 1,850 limited partners a combination of cash and shares of common stock of Synthetic Industries, Inc. (Nasdaq: SIND) held by the Partnership.
The Plan of Dissolution was enjoined in connection with a civil suit brought by two limited partners against the General Partner. In March 1998, the Supreme Court of the State of Delaware declined to overturn the Partnership's appeal of the preliminary injunction entered by the Delaware Court of Chancery that had prevented the General Partner from implementing the Plan of Dissolution. Although the General Partner believes that the Plan of Dissolution is in the best interests of both the limited partners and the stockholders of Synthetic Industries, Inc., the General Partner has concluded, in light of the court's ruling, that continuing to pursue the implementation of the Plan of Dissolution would be impractical. The Partnership will continue to hold its interest in Synthetic Industries, Inc. as it has since 1986.

     Synthetic Industries, Inc. is the second largest manufacturer of polypropylene fabrics and fibers in the world. The Company's diverse mix of products is sold worldwide for such end uses as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics.

     This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated results are changes in the price of polypropylene, the continued availability of polypropylene, changes to cost estimates relating to specific projects, changes in technology, success in developing and implementing new technologies and processes, competitive pressures on prices, success in integrating and operating acquired businesses, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental regulatory requirements). These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

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